600 North Hurstbourne Parkway
Suite 300
Louisville, Kentucky 40222
(502) 426-4800
Contact: Gregory A. Wells, Executive Vice President and CFO	Date: October 18, 2013

FOR IMMEDIATE RELEASE

NTS Realty Holdings Limited Partnership Announces Termination of Going Private Merger Agreement

Louisville, KY (October 18, 2013) (NYSE MKT: NLP) – NTS Realty Holdings Limited Partnership (the “Company”) announced today that the special committee of the board of directors of NTS Realty Capital, Inc. (“Realty Capital”), the company’s managing general partner, delivered notice (“Notice”) to NTS Merger Parent, LLC (“Parent”) and NTS Merger Sub, LLC (“Merger Sub”) informing Parent and Merger Sub that the special committee, in consultation with its legal and financial advisors, has conducted a thorough review of the Company’s rights and options under that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 27, 2012, among Parent, Merger Sub, Realty Capital and the Company.  Having completed this phase of its review and analysis, the special committee terminated the Merger Agreement pursuant to Section 7.1(b)(i) thereof as a result of the failure of the transactions contemplated by the Merger Agreement to close by September 30, 2013.  In making this decision, the Special Committee weighed numerous factors, including the improving financial performance of the Company during the nine months that have passed since the execution of the Merger Agreement, and determined that, on balance, it was in the best interests of the unaffiliated holders of the Company’s limited partnership units to terminate the Merger Agreement at this time.  The Notice further provides that notwithstanding the termination, the special committee continues to consider additional potential actions, and reserves all of its rights.

About NTS Realty Holdings Limited Partnership

The Company currently owns, wholly, as a tenant in common with unaffiliated co-owners, or through joint venture investments with affiliated and unaffiliated third parties, twenty-four properties comprised of fifteen multifamily properties, seven office buildings and business centers and two retail properties.  The properties are located in and around Louisville and Lexington, Kentucky, Nashville and Memphis, Tennessee, Richmond, Virginia, Fort Lauderdale and Orlando, Florida, Indianapolis, Indiana and Atlanta, Georgia.  The Company's limited partnership units are listed on the NYSE MKT platform under the trading symbol of "NLP."

Forward Looking Statements

This press release contains forward looking statements that can be identified by the use of words like "would," "believe," "expect," "may," "could," "intend," "project," "estimate," or "anticipate." These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company's beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company's control. Important factors that would cause actual results to differ materially from expectations are disclosed under "Risk Factors" and elsewhere in the Company's most recent annual report on Form 10-K, which was filed on March 22, 2013, and registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company's actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.

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